UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Anderson, David H.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   1/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans-   4.Securities Acquired(A)    5)Amount of    6. Ownership  7)Nature of
                             action      action     or Disposed of (D)          Securities     Form: Direct  Indirect
                             Date        Code                  A                Beneficially   (D) or        Beneficial
                             (Month/                           or               Owned at       Indirect      Ownership
                             Day/Year)   Code V     Amount     D    Price       End of Month   (I)
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Common Stock, par value      1/8/02      M          5,000      A    $7.28                      D
$0.01 per share
Common Stock, par value      1/8/02      S          5,000      D    $10.00           0.00      D
$0.01 per share
Common Stock, par value                                                            66,825      I             Betty Oakes Trust
$0.01 per share
Common Stock, par value      1/2/02      A(1) V     414        A    $9.8150     3,562,077      I             D. H. Anderson Trust
$0.01 per share
Common Stock, par value                                                            89,930      I             Daughter  Kristin
$0.01 per share
Common Stock, par value                                                           199,881      I             K. H. Anderson Trust
$0.01 per share
Common Stock, par value                                                           203,935      I             Linda L. Anderson Trust
$0.01 per share


                                                           1

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative     6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)    Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative                     ----------------------------------------------------------------------
                               Security                       Code  V   A                D         Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value      $7.28            1/8/02          M                          5,000     12/8/95           12/8/05
$0.01 per share



Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative        3)Trans-  7)Title and Amount                  8)Price       9)Number of   10)Ownership   11)Nature of
Security                     action    of Underlying                       of Deri-      Derivative    Form of        Indirect
                             Date      Securities                          vative        Securities    Derivative     Beneficial
                                         -------------------------------   Security      Beneficially  Security: or   Ownership
                                                               Amount or                 Owned at      Direct (D) or
                                                               Number of                 End of Month  Indirect (I)
                                       Title                   Shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value      1/8/02    Common Stock, par       5,000                     11,830        D
$0.01 per share                        value $01.01 per share




Explanation of Responses:

(1) Directors' Quarterly Stock Compensation.
-   Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: David H. Anderson
DATE 2/5/02